As filed with the Securities and Exchange Commission on January 28, 2002
                                                           Registration No. 333-
================================================================================

                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-6

                    For Registration Under the Securities Act
                    of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2
                              ---------------------

A.       EXACT NAME OF TRUST:

         Schwab Trusts, Schwab Ten Trust, 2002 Series A

B.       NAME OF DEPOSITORS:

         Charles Schwab & Co., Inc.          Investec Ernst & Company

C.       COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

         Charles Schwab & Co., Inc.          Investec Ernst & Company
         101 Montgomery Street               One Battery Park Plaza
         San Francisco, California 94104     New York, New York 10004

D.       NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:


                                                                                COPY TO:
         KAREN ALUISE, ESQ.                 PETER J. DEMARCO                    MICHAEL R. ROSELLA, Esq.
         Charles Schwab & Co., Inc.         Vice President                      Paul, Hastings, Janofsky & Walker LLP
         101 Montgomery Street              Investec Ernst & Company            399 Park Avenue
         San Francisco, California 94104    One Battery Park Plaza              New York, New York 10022
                                            New York, New York 10004            (212) 318-6000


E.       TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

         An indefinite number of Units of Schwab Trusts, Schwab Ten Trust, 2002 Series A is being registered under the Securities Act of 1933 pursuant to Section 24(f) of the Investment Company Act of 1940, as amended, and Rule 24f-2 thereunder.

F.       APPROPRIATE DATE OF PROPOSED PUBLIC OFFERING:

         As soon as practicable after the effective date of the Registration Statement.

         The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on each date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

                  Subject to Completion, Dated January 28, 2002
- --------------------------------------------------------------------------------

                                 Charles Schwab
- --------------------------------------------------------------------------------

                                  SCHWAB TRUSTS
                         SCHWAB TEN TRUST, 2002 SERIES A


The final prospectus for a prior Series of Schwab Trusts, Schwab Ten Trust is hereby incorporated by reference and used as a preliminary prospectus for Schwab Trusts, Schwab Ten Trust, 2002 Series A. Except as indicated below, the narrative information and structure of the final prospectus which includes the new Trust will be substantially the same as that of the previous prospectus. Information with respect to this Trust, including pricing, the size and composition of the Trust portfolio, the number of units of the Trust, dates and summary information regarding the characteristics of securities to be deposited in the Trust is not now available and will be different from that shown since each trust has a unique portfolio. Accordingly, the information contained herein with regard to the previous Trust should be considered as being included for informational purposes only. Investors should contact account executives of the underwriters who will be informed of the expected effective date of this Trust and who will be supplied with complete information with respect to such Trust on the day of and immediately prior to the effectiveness of the registration statement relating to units of the Trust. The Sponsors of the Trust will be Charles Schwab & Co., Inc. and Investec Ernst & Company.


================================================================================


================================================================================

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                      PROSPECTUS PART A DATED MARCH , 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

           PART II-- ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A -- BONDING ARRANGEMENTS

         The employees of Investec Ernst & Company are covered under Brokers' Blanket Policy, Standard Form 14, in the amount of $15,000,000.

ITEM B -- CONTENTS OF REGISTRATION STATEMENT

         This Registration Statement on Form S-6 comprises the following papers and documents:

         The facing sheet on Form S-6.
         The  Cross-Reference   Sheet   (incorporated   by   reference   to  the
              Cross-Reference Sheet to Amendment No. 2 to the Registration Statement of Schwab Trusts, Schwab Ten Trust, 1997 Series A).
         The Prospectus consisting of           pages.
         Undertakings.
         Signatures.

         Listed below is the name and registration number of the previous series of Schwab Trusts, the final prospectus of which properly supplemented, might be used as preliminary prospectuses for Schwab Trusts, Schwab Ten Trust, 2002 Series A. These final prospectuses are incorporated herein by reference.

                 Schwab Trusts, Schwab Ten Trust, 2001 Series A
                 (Registration No. 333-52596)
                 Schwab Trusts, Schwab Ten Trust, 2001 Series B
                 (Registration No. 333-59890)
                 Schwab Trusts, Schwab Ten Trust, 2001 Series C
                 (Registration No. 333-67792)

         Written consents of the following persons:
                 Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 3.1) Ernst & Young LLP


     The following exhibits:

       99.1.1     -- Reference Trust Agreement  including certain  amendments to the Trust Indenture and Agreement referred to under Exhibit
                     99.1.1.1  below (filed as Exhibit 1.1 to Amendment No. 1 to
                     Form S-6  Registration  Statement No. 333-59890 on June 19,
                     2001 and incorporated herein by reference).
       99.1.1.1  --  Form of Trust  Indenture  and  Agreement  (filed as Exhibit
                     1.1.1 to Amendment No. 1 to Form S-6 Registration Statement
                     No. 333-59890 on June 19, 2001 and  incorporated  herein by reference).
       99.1.3.5  --  Restated Articles of Incorporation of Charles Schwab & Co.,
                     Inc (filed as Exhibit  1.3.5 to Amendment No. 2 to Form S-6
                     Registration  Statement  No.  333-31133  of Schwab  Trusts,
                     Schwab Ten Trust,  1997  Series A on  November  4, 1997 and
                     incorporated herein by reference).
       99.1.3.6  --  Certificate  of Amendment of Articles of  Incorporation  of
                     Charles  Schwab  & Co.,  Inc  (filed  as  Exhibit  1.3.6 to
                     Amendment  No. 2 to Form  S-6  Registration  Statement  No.
                     333-31133 of Schwab Trusts, Schwab Ten Trust, 1997 Series A
                     on November 4, 1997 and incorporated herein by reference).
       99.1.3.7  --  Amended and  Restated  Bylaws of Charles  Schwab & Co., Inc
                     (filed  as  Exhibit  1.3.7 to  Amendment  No. 2 to Form S-6
                     Registration  Statement  No.  333-31133  of Schwab  Trusts,
                     Schwab Ten Trust,  1997  Series A on  November  4, 1997 and
                     incorporated herein by reference).
       99.1.3.8  --  Certificate  of  Incorporation  of Investec Ernst & Company
                     dated September 23, 1993, and amended on March 2, 1998, and
                     June 1, 1999 (incorporated by reference to Exhibit 1.3.5 to
                     Pre-Effective Amendment No. 1 to the Registration Statement
                     of The Pinnacle Family of Trusts, Dogs of Tech Trust Series
                     I and  Financial  Trust  Series II,  1933 Act File No. 333-
                     59298).
       99.1.3.9  --  By-Laws  of  Investec  Ernst  &  Company  (incorporated  by reference to Exhibit 1.3.6 to Pre- Effective  Amendment No.
                     1 to the  Registration  Statement of The Pinnacle Family of
                     Trusts,  Dogs of Tech Trust  Series I and  Financial  Trust
                     Series II, 1933 Act File No. 333-59298).
      *99.3.1    --  Opinion of Paul,  Hastings,  Janofsky &Walker LLP as to the
                     legality  of the  securities  being  registered,  including their consent to the filing thereof and to the use of their name under the headings  "Tax Status" and "Legal  Opinions"
                     in the  Prospectus,  and to the  filing  of  their  opinion regarding tax status of the Trust.
       99.6.0    --  Powers   of   Attorney   of   Investec   Ernst  &   Company
                     (incorporated  by reference to Exhibit 6.0 to Pre-Effective
                     Amendment  No.  1 to  the  Registration  Statement  of  The
                     Pinnacle Family of Trusts,  Dogs of Tech Trust Series I and
                     Financial Trust Series II, 1933 Act File No. 333- 59298,
                     Amendment No. 1 to the  Registration  Statement of Schwab
                     Trusts,  Schwab Ten


- --------
*     To be filed by Amendment.

                     Trust, 2001 Series C, 1933 Act File No. 333-67792 and to the Form S-6 Registration Statement of Schwab Trusts, Schwab Ten Trust, 2002 Series A on January 28, 2002).
       99.6.1    --  Powers of  Attorney  of  Charles  Schwab & Co.,  Inc.,  the
                     Depositor, by its officers and a majority of its Directors (filed as Exhibit 99.6.1 to Form S-6 Registration No. 333-52596 of Schwab Trusts, Schwab Ten Trust, 2001 Series A on December 22, 2000 and incorporated herein by reference).

                           UNDERTAKING TO FILE REPORTS

                  Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant, Schwab Trusts, Schwab Ten Trust, 2002 Series A, has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 7th day of January, 2002.

                                                     SCHWAB TRUSTS, SCHWAB
                                                     TEN TRUST, 2002 SERIES A
                                                     (Registrant)



                                                     CHARLES SCHWAB & CO., INC.
                                                     (Depositor)



                                                     By  /s/ JIM WHITE
                                                       -------------------------
                                                        Jim White
                                                        (Authorized Signator)



                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Charles Schwab & Co., Inc., the Depositor, in the capacities and on the dates indicated.


       Name                      Title                                 Date
       ----                      -----                                 ----

CHRISTOPHER V. DODDS      Executive Vice President and
                          Chief Financial Officer

DAVID S. POTTRUCK         Chief Executive Officer and
                          Director

STEVEN L. SCHEID          Director

CHARLES R. SCHWAB         Chairman and Director




                                                     January 7, 2002




                                                     By  /s/ JIM WHITE
                                                        ------------------------
                                                        Jim White
                                                        Attorney-In-Fact*

- --------

* Executed copies of the Powers of Attorney were filed as Exhibit 99.6.1 to Registration Statement No. 333-52596 on December 22, 2000.

                           UNDERTAKING TO FILE REPORTS

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Schwab Trusts, Schwab Ten Trust, 2002 Series A, has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 28th day of January, 2002.

                                                     SCHWAB TRUSTS, SCHWAB
                                                     TEN TRUST, 2002 SERIES A
                                                         (Registrant)

                                                     INVESTEC ERNST & COMPANY
                                                         (Depositor)




                                                     By   /s/ PETER J. DEMARCO
                                                        ------------------------
                                                          Peter J. DeMarco
                                                          (Authorized Signator)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Investec Ernst & Company, the Depositor, in the capacities and on the dates indicated.


       Name                      Title                                 Date
       ----                      -----                                 ----

***JOHN J. MURABITO       Chief Executive
                          Officer and Director

*DANIEL J. CRISTOFANO     Director

*SCOTT S. ROSENBLUM       Director

*MARK B. SEGALL           Director

**HUGH HERMAN             Director


                                                                January 28, 2002




                                                     By   /s/ PETER J. DEMARCO
                                                        ------------------------
                                                           Peter J. DeMarco
                                                           Attorney-In-Fact


By /s/ STEVEN J. PARAGGIO Director and Chief Financial Officer  January 28, 2002
   ----------------------
     Steven J. Paraggio



- ------------------------------

* Executed copies of the Powers of Attorney were filed as Exhibit 99.6.0 to Registration Statement No. 333-59298 on May 18, 2001
** Executed copies of the Powers of Attorney were filed as Exhibit 99.6.0 to Registration Statement No. 333-67792 on October 23, 2001.
***   Filed herewith.

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference made to our firm under the caption "Independent Auditors" in Part B of the Prospectus and to the use of our report dated________, 2002, in this Registration Statement (Form S-6 No. 333- _______) of Schwab Trusts, Schwab Ten Trust, 2002 Series A.


New York, New York
_______, 2002                                        ERNST & YOUNG LLP